Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2020 SECOND QUARTER RESULTS
-Second Quarter Comps Increased 3%, Including Positive Store Comps-
-Earnings Per Share Exceed Company’s Expectations-
-Company Raises Full Year Outlook-

Second Quarter Fiscal 2020 Financial Summary

•	Net sales were flat at $487 million

•	Comparable sales increased 3%

•	GAAP EPS from continuing operations was $0.05 vs. $0.00 last year

•	Non-GAAP EPS from continuing operations was $0.15(1) vs. ($0.01) last year

NASHVILLE, Tenn., Sept. 6, 2019 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.05 for the three months ended August 3, 2019, compared to $0.00 in the second quarter last year. Adjusted for the excluded items in both periods, the Company reported second quarter earnings from continuing operations per diluted share of $0.15, compared to a loss from continuing operations per diluted share of ($0.01) last year.

Robert J. Dennis, Genesco Chairman, President and Chief Executive Officer, said, “We delivered second quarter consolidated results that exceeded expectations across the board. Our outperformance was driven primarily by the ongoing strength of our Journeys business, which continued to experience strong comparable sales even as year-over-year comparisons became more difficult. The second quarter marked the ninth consecutive quarter of positive consolidated comparable sales for our footwear businesses and included positive store and digital comps. At the same time, gross margins improved at each of our divisions, helping offset incremental marketing investments to achieve operating profit and earnings per share well above last year’s levels.

“The top-line momentum we experienced in the second quarter continued nicely in August with Journeys and Schuh leading the way during the important back-to-school selling season. Based on our strong second quarter results and positive start to the third quarter, combined with the repurchase of more shares than we initially expected, we are raising our full year guidance. We now expect earnings per share for Fiscal 2020 to be between $3.80 to $4.20, with an expectation that earnings for the year will be near the mid-point of the range, up from our previous range of $3.35 to $3.75. Our recent performance represents a great start to our first fiscal year as a footwear-focused company and we believe that the strategic course we have set for Genesco will result in improved profitability and increased shareholder value over the long-term.”

__________________________
(1) Excludes a charge for lease terminations and asset impairment charges, net of tax effect in the second quarter of Fiscal 2020 (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Second Quarter Review

Net sales for the second quarter of Fiscal 2020 were flat at $487 million compared to the second quarter of Fiscal 2019. Excluding the effect of lower exchange rates, net sales would have increased 1%. Comparable sales increased 3%, with stores up 1% and direct up 20%. Direct-to-consumer sales were 10.4% of total retail sales for the quarter, compared to 8.9% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	2QFY20	2QFY19
Journeys Group	4%	10%
Schuh Group	0%	(7)%
Johnston & Murphy Group	1%	8%
Total Genesco Comparable Sales	3%	6%
Same Store Sales	1%	6%
Comparable Direct Sales	20%	7%

Second quarter gross margin this year was 48.6%, up 110 basis points, compared with 47.5% last year. The increase as a percentage of sales reflects freight claim credits for Journeys Group, improved wholesale gross margin in Johnston & Murphy Group and efficient sell through of sale product at Schuh Group with lower markdowns.

Selling and administrative expense for the second quarter this year was 47.6%, up 30 basis points, compared to 47.3% of sales for the same period last year. The increase as a percentage of sales reflects increased marketing expenses, partially offset by decreased bonus expense and store rent.

Genesco’s GAAP operating income for the second quarter was $3.0 million, or 0.6% of sales this year, compared with $1.1 million, or 0.2% of sales last year. Adjusted for the excluded items in both periods, operating income for the second quarter was $4.7 million this year compared with $1.0 million last year. Adjusted operating margin was 1.0% of sales in the second quarter of Fiscal 2020 and 0.2% last year.

Income tax expense for the quarter was $1.9 million in Fiscal 2020 compared to essentially none last year. Adjusted income tax expense, reflecting excluded items, was $2.0 million in Fiscal 2020 compared to $0.2 million last year. The higher adjusted tax amount for this year reflects the inability to recognize a tax benefit for certain foreign losses.

GAAP earnings from continuing operations were $0.8 million in the second quarter of Fiscal 2020, compared to $0.0 million in the second quarter last year. Adjusted for the excluded items in both periods, second quarter earnings from continuing operations were $2.5 million, or $0.15 earnings per share, in Fiscal 2020, compared to a loss from continuing operations of ($0.2) million, or ($0.01) loss per share, last year.

Exhibit 99.1

Cash, Borrowings and Inventory

Cash and cash equivalents at August 3, 2019, were $58.0 million, compared with $49.8 million at August 4, 2018. Total debt at the end of the second quarter of Fiscal 2020 was $75.1 million compared with $83.3 million at the end of last year’s second quarter, a decrease of 10%. Inventories increased 2% in the second quarter of Fiscal 2020 on a year-over-year basis.

Capital Expenditures and Store Activity

For the second quarter, capital expenditures were $7 million, which consisted of $6 million related to store remodels and new stores and $1 million related to direct-to-consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $12 million. During the quarter, the Company opened two new stores and closed 12 stores. The Company ended the quarter with 1,494 stores compared with 1,532 stores at the end of the second quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

For the second quarter of Fiscal 2020, the Company repurchased 1,610,705 shares for approximately $68.1 million at an average price of $42.29 per share, as part of a $100 million share repurchase program approved by the Board of Directors in May 2019. For the third quarter of Fiscal 2020 through last Friday, August 30, 2019, the Company has repurchased 857,750 shares for approximately $30.0 million at an average price of $34.98 per share, which almost exhausts the current $100 million repurchase authorization.

Fiscal 2020 Outlook

For Fiscal 2020, the Company now expects:

•	Comparable sales to be up 2% to 3%, and

•	Adjusted diluted earnings per share from continuing operations in the range of $3.80 to $4.20 with an expectation that earnings for the year will be near the mid-point of the range.(2)

Access the conference call for details regarding guidance assumptions.

Conference Call and Summary Financial Presentation and Guidance
The Company has posted a summary financial presentation of second quarter results and guidance on its website, www.genesco.com, in the investor relations section. The Company's live conference call on September 6, 2019, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

_________________________
(2) A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on imported products by the Company or its vendors as well as the ability and costs to move production of products to countries from which imported goods are not subject to tariffs; potential disruption to the flow of goods in the ports due to reactions made by companies to the imposition of tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of weakness in the U.K. market, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from the Company’s vendors in the branded footwear market; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores and other stores or other factors and the extent and pace of growth of online shopping; risks related to the potential for terrorist events, especially in malls and shopping districts; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sport Group business; the Company’s ability to realize anticipated cost savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC

Exhibit 99.1

filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contacts:

Mel Tucker
Senior Vice President, Chief Financial Officer
Genesco Inc.
(615) 367-7465
mtucker@genesco.com

Dave Slater
Vice President, Financial Planning &Analysis and IR
Genesco Inc.
(615) 367-7604
dslater@genesco.com

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter 2		Quarter 2
	August 3,	% of	August 4,	% of
	2019	Net Sales	2018	Net Sales
Net sales	$486,573	100.0%	$487,015	100.0%
Cost of sales	250,040	51.4%	255,546	52.5%
Gross margin	236,533	48.6%	231,469	47.5%
Selling and administrative expenses	231,796	47.6%	230,423	47.3%
Asset impairments and other, net	1,775	0.4%	(29)	0.0%
Operating income	2,962	0.6%	1,075	0.2%
Other components of net periodic benefit cost	(93)	0.0%	(29)	0.0%
Interest expense, net	347	0.1%	1,103	0.2%
Earnings from continuing operations before
income taxes	2,708	0.6%	1	0.0%
Income tax expense	1,915	0.4%	26	0.0%
Earnings (loss) from continuing operations	793	0.2%	(25)	0.0%
(Loss) earnings from discontinued operations, net of tax	(216)	0.0%	10	0.0%
Net Earnings (Loss)	$577	0.1%	$(15)	0.0%

Basic earnings (loss) per share:
Before discontinued operations	$0.05		$0.00
Net earnings (loss)	$0.04		$0.00

Weighted-average shares outstanding - Basic	15,959		19,342

Diluted earnings (loss) per share:
Before discontinued operations	$0.05		$0.00
Net earnings (loss)	$0.04		$0.00

Weighted-average shares outstanding - Diluted	16,028		19,342

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	August 3,	% of	August 4,	% of
	2019	Net Sales	2018	Net Sales
Net sales	$982,224	100.0%	$973,234	100.0%
Cost of sales	500,783	51.0%	503,759	51.8%
Gross margin	481,441	49.0%	469,475	48.2%
Selling and administrative expenses	468,351	47.7%	463,599	47.6%
Asset impairments and other, net	1,044	0.1%	1,089	0.1%
Operating income	12,046	1.2%	4,787	0.5%
Other components of net periodic benefit cost	(179)	0.0%	(37)	0.0%
Interest expense, net	181	0.0%	2,131	0.2%
Earnings from continuing operations before income taxes	12,044	1.2%	2,693	0.3%
Income tax expense	4,781	0.5%	862	0.1%
Earnings from continuing operations	7,263	0.7%	1,831	0.2%
Loss from discontinued operations, net of tax	(340)	0.0%	(4,177)	-0.4%
Net Earnings (Loss)	$6,923	0.7%	$(2,346)	-0.2%

Basic earnings (loss) per share:
Before discontinued operations	$0.43		$0.09
Net earnings (loss)	$0.41		$(0.12)

Weighted-average shares outstanding - Basic	16,802		19,310

Diluted earnings (loss) per share:
Before discontinued operations	$0.43		$0.09
Net earnings (loss)	$0.41		$(0.12)

Weighted-average shares outstanding - Diluted	16,939		19,448

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Quarter 2		Quarter 2
	August 3,	% of	August 4,	% of
	2019	Net Sales	2018	Net Sales
Sales:
Journeys Group	$315,175	64.8%	$304,995	62.6%
Schuh Group	92,476	19.0%	98,159	20.2%
Johnston & Murphy Group	67,267	13.8%	68,441	14.1%
Licensed Brands	11,583	2.4%	15,336	3.1%
Corporate and Other	72	0.0%	84	0.0%
Net Sales	$486,573	100.0%	$487,015	100.0%
Operating Income (Loss):
Journeys Group	$11,329	3.6%	$7,038	2.3%
Schuh Group	39	0.0%	1,073	1.1%
Johnston & Murphy Group	1,518	2.3%	715	1.0%
Licensed Brands	(251)	-2.2%	(437)	-2.8%
Corporate and Other(1)	(9,673)	-2.0%	(7,314)	-1.5%
Operating income	2,962	0.6%	1,075	0.2%
Other components of net periodic benefit cost	(93)	0.0%	(29)	0.0%
Interest, net	347	0.1%	1,103	0.2%

Earnings from continuing operations before income taxes	2,708	0.6%	1	0.0%
Income tax expense	1,915	0.4%	26	0.0%
Earnings (loss) from continuing operations	793	0.2%	(25)	0.0%
(Loss) earnings from discontinued operations, net of tax	(216)	0.0%	10	0.0%
Net Earnings (Loss)	$577	0.1%	$(15)	0.0%

(1) Includes a $1.7 million charge in the second quarter of Fiscal 2020 which includes $1.0 million for lease terminations and $0.7 million for asset impairments. Includes a ($0.0) million gain in the second quarter of Fiscal 2019 which includes a ($0.4) million gain related to Hurricane Maria, offset by $0.3 million for asset impairments and $0.1 million for legal and other matters.

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Six Months Ended		Six Months Ended
	August 3,	% of	August 4,	% of
	2019	Net Sales	2018	Net Sales
Sales:
Journeys Group	$639,147	65.1%	$611,137	62.8%
Schuh Group	169,320	17.2%	178,425	18.3%
Johnston & Murphy Group	142,001	14.5%	144,125	14.8%
Licensed Brands	31,666	3.2%	39,401	4.0%
Corporate and Other	90	0.0%	146	0.0%
Net Sales	$982,224	100.0%	$973,234	100.0%
Operating Income (Loss):
Journeys Group	$30,305	4.7%	$20,030	3.3%
Schuh Group	(5,389)	-3.2%	(4,567)	-2.6%
Johnston & Murphy Group	6,624	4.7%	5,582	3.9%
Licensed Brands	178	0.6%	(161)	-0.4%
Corporate and Other(1)	(19,672)	-2.0%	(16,097)	-1.7%
Operating income	12,046	1.2%	4,787	0.5%
Other components of net periodic benefit cost	(179)	0.0%	(37)	0.0%
Interest, net	181	0.0%	2,131	0.2%

Earnings from continuing operations before income taxes	12,044	1.2%	2,693	0.3%
Income tax expense	4,781	0.5%	862	0.1%
Earnings from continuing operations	7,263	0.7%	1,831	0.2%
Loss from discontinued operations, net of tax	(340)	0.0%	(4,177)	-0.4%
Net Earnings (Loss)	$6,923	0.7%	$(2,346)	-0.2%

(1) Includes a $1.0 million charge in the first six months of Fiscal 2020 for asset impairments. Includes a $1.1 million charge in the first six months of Fiscal 2019 which includes $1.3 million for asset impairments and $0.3 million for legal and other matters, partially offset by a gain of ($0.5) million related to Hurricane Maria.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 3, 2019	August 4, 2018
Assets
Cash and cash equivalents	$57,965	$49,787
Accounts receivable	26,626	30,912
Inventories	444,706	436,721
Other current assets	45,040	64,623
Current assets - discontinued operations	—	192,312
Total current assets	574,337	774,355
Property and Equipment	261,924	287,288
Operating lease right of use asset	754,537	—
Goodwill and other intangibles	116,685	124,581
Other non-current assets	48,044	48,221
Non-current assets - discontinued operations	—	133,351
Total Assets	$1,755,527	$1,367,796

Liabilities and Equity
Accounts payable	$157,822	$174,814
Current portion long-term debt	14,896	1,625
Current portion operating lease liability	141,233	—
Other current liabilities	87,511	83,911
Current liabilities - discontinued operations	—	57,769
Total current liabilities	401,462	318,119
Long-term debt	60,244	81,712
Long-term operating lease liability	671,047	—
Other long-term liabilities	38,153	118,998
Non-current liabilities - discontinued operations	—	24,809
Equity	584,621	824,158
Total Liabilities and Equity	$1,755,527	$1,367,796

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	02/03/2018	Open	Close	02/02/2019	Open	Close	08/03/2019
Journeys Group	1,220	26	53	1,193	3	12	1,184
Schuh Group	134	6	4	136	1	5	132
Johnston & Murphy Group	181	4	2	183	1	6	178
Total Retail Units	1,535	36	59	1,512	5	23	1,494

GENESCO INC.
Store Count Activity

	Balance			Balance
	05/04/2019	Open	Close	08/03/2019
Journeys Group	1,188	2	6	1,184
Schuh Group	136	0	4	132
Johnston & Murphy Group	180	0	2	178
Total Retail Units	1,504	2	12	1,494

GENESCO INC.
Comparable Sales

	Quarter 2		Six Months
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Journeys Group	4%	10%	5%	8%
Schuh Group	0%	(7)%	1%	(10)%
Johnston & Murphy Group	1%	8%	0%	7%
Total Comparable Sales	3%	6%	4%	4%

Same Store Sales	1%	6%	3%	4%
Comparable Direct Sales	20%	7%	17%	8%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended August 3, 2019 and August 4, 2018

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2
	August 3, 2019			August 4, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$793	$0.05		$(25)	$0.00

Asset impairments and other adjustments:
Impairment charges	$731	451	0.03	$330	181	0.01
Loss on lease terminations	1,044	717	0.04	—	—	0.00
Legal and other matters	—	—	0.00	77	44	0.00
Gain on Hurricane Maria	—	2	0.00	(436)	(293)	(0.01)
Total asset impairments and other adjustments	$1,775	1,170	0.07	$(29)	(68)	0.00

Income tax expense adjustments:
Tax impact share based awards		(54)	0.00		452	0.02
Other tax items		547	0.03		(561)	(0.03)
Total income tax expense adjustments		493	0.03		(109)	(0.01)
Adjusted earnings (loss) from continuing operations (1) and (2)		$2,456	$0.15		$(202)	$(0.01)

(1) The adjusted tax rate for the second quarter of Fiscal 2020 and 2019 is 45.2% and -620.9%, respectively, including a FIN 48 discrete item of less than $0.1 million in each period.

(2) EPS reflects 16.0 million and 19.3 million share count for the second quarter of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended August 3, 2019 and August 4, 2018

	Quarter 2 - August 3, 2019
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$11,329	$—	$11,329
Schuh Group	39	—	39
Johnston & Murphy Group	1,518	—	1,518
Licensed Brands	(251)	—	(251)
Corporate and Other	(9,673)	1,775	(7,898)

Total Operating Income	$2,962	$1,775	$4,737
% of sales	0.6%		1.0%

Schedule B

	Quarter 2 - August 4, 2018
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$7,038	$—	$7,038
Schuh Group	1,073	—	1,073
Johnston & Murphy Group	715	—	715
Licensed Brands	(437)	—	(437)
Corporate and Other	(7,314)	(29)	(7,343)

Total Operating Income	$1,075	$(29)	$1,046
% of sales	0.2%		0.2%

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Six Months Ended August 3, 2019 and August 4, 2018

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months Ended
	August 3, 2019			August 4, 2018
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$7,263	$0.43		$1,831	$0.09

Asset impairments and other adjustments:
Impairment charges	$1,038	663	0.04	$1,355	922	0.05
Loss on lease terminations	44	28	0.00	—	—	0.00
Legal and other matters	—	—	0.00	270	184	0.01
Gain on Hurricane Maria	(38)	(24)	0.00	(536)	(365)	(0.02)
Total asset impairments and other adjustments	$1,044	667	0.04	$1,089	741	0.04

Income tax expense adjustments:
Tax impact share based awards		(54)	0.00		452	0.02
Other tax items		489	0.02		(492)	(0.02)
Total income tax expense adjustments		435	0.02		(40)	0.00
Adjusted earnings from continuing operations (1) and (2)		$8,365	$0.49		$2,532	$0.13

(1) The adjusted tax rate for the first six months of Fiscal 2020 and 2019 is 36.1% and 33.1%, respectively, including a FIN 48 discrete item of less than $0.1 million in each period.

(2) EPS reflects 16.9 million and 19.4 million share count for the first six months of Fiscal 2020 and 2019, respectively, which includes common stock equivalents in each period.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Six Months Ended August 3, 2019 and August 4, 2018

	Six Months - August 3, 2019
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$30,305	$—	$30,305
Schuh Group	(5,389)	—	(5,389)
Johnston & Murphy Group	6,624	—	6,624
Licensed Brands	178	—	178
Corporate and Other	(19,672)	1,044	(18,628)

Total Operating Income	$12,046	$1,044	$13,090
% of sales	1.2%		1.3%

	Six Months - August 4, 2018
	Operating	Asset Impair	Adj Operating
In Thousands	Income (Loss)	& Other Adj	Income (Loss)
Journeys Group	$20,030	$—	$20,030
Schuh Group	(4,567)	—	(4,567)
Johnston & Murphy Group	5,582	—	5,582
Licensed Brands	(161)	—	(161)
Corporate and Other	(16,097)	1,089	(15,008)

Total Operating Income	$4,787	$1,089	$5,876
% of sales	0.5%		0.6%

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2020

In millions (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2020		Fiscal 2020
Forecasted earnings from continuing operations	$54.0	$3.43	$46.9	$2.98

Adjustments:(1)
Store impairments and other matters	2.1	0.13	2.8	0.18
Pension plan termination	10.1	0.64	10.1	0.64
Adjusted forecasted earnings from continuing operations (2)	$66.2	$4.20	$59.8	$3.80

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2020 is approximately 28%.

(2) EPS reflects 15.7 million share count for Fiscal 2020 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.